Exhibit (a)(1)(i)

Offer by

Each of

PUTNAM MANAGED MUNICIPAL INCOME TRUST

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

(each a “Fund”)

To Purchase for Cash
Up to 100% of Its Outstanding Remarketed Preferred Shares
(Putnam Managed Municipal Income Trust Remarketed Preferred Shares, Series A and C, Without Par)
(Putnam Municipal Opportunities Trust Remarketed Preferred Shares, Series B and C, Without Par)
(with respect to each Fund, the “Preferred Shares”)

EACH FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 4, 2017, UNLESS SUCH OFFER IS EXTENDED OR EARLIER TERMINATED.

Each Fund’s offer (which together, with respect to each Fund, constitutes such Fund’s “Offer” and, collectively, the “Offers”) is conditioned upon (1) a third party committing to provide such Fund with financing in such form and content approved by such Fund’s Board, (2) in the case of Putnam Management Municipal Income Trust only, if required by the Fund’s Bylaws, the holders of at least a majority of the Fund’s Preferred Shares (as defined herein) have affirmatively voted for, or consented to, the Fund’s authorization, creation, or issuance of securities ranking prior to or on parity with the Preferred Shares with respect to the payment of dividends or the distribution of the Fund’s assets upon liquidation, and (3) certain other conditions as outlined in this offer to purchase (“Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”).

If a Fund’s Offer is completed, such Fund will purchase Preferred Shares at a price equal to 89.75% of the corresponding liquidation preference per share of the respective series of the Preferred Shares if properly tendered and not withdrawn prior to one minute after 11:59 p.m. New York City time (the “Expiration Time”), on August 4, 2017, or such later date to which such Offer is extended (the “Expiration Date”), plus any unpaid dividends accrued through the Expiration Date less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer to Purchase.

Neither the Funds, nor the Funds’ Boards of Trustees (each a “Board”) nor Putnam Investment Management, LLC, the investment adviser for each of the Funds (“Putnam”), makes any recommendation as to whether to tender or not to tender Preferred Shares in either Offer. No person has been authorized to give any information or to make any representations in connection with either Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal, and, if given or made, such information or representations may not be relied upon as having been authorized by the Boards or the officers of the Funds or Putnam. The Funds have been advised that no Trustee or executive officer of either Fund intends to tender any Preferred Shares pursuant to either Offer.

You may direct questions and requests for assistance to AST Fund Solutions, LLC, the information agent for each Offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. A holder of Preferred Shares (a “Preferred Shareholder”) may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal, the notice of guaranteed delivery, the notice of withdrawal or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents.

If you do not wish to tender your Preferred Shares, you need not take any action.

IMPORTANT PROCEDURES

To tender your Preferred Shares, you must follow the procedures described in this Offer to Purchase, the related Letter of Transmittal and the other documents related to such Offer.

If you want to tender all or part of your Preferred Shares, you must do one of the following before such Offer expires:

●
If your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Preferred Shares for you; or

●	Deliver your Preferred Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase prior to the Expiration Date of the applicable tender offer.

If you want to tender your Preferred Shares and your Preferred Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Preferred Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase. A Fund may reject any tender not fully in compliance with these procedures.

THIS OFFER TO PURCHASE AND EACH FUND’S RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO AN OFFER.

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 100% of the Preferred Shares of each Fund
PRICE OFFERED PER SHARE FOR PUTNAM MANAGED MUNICIPAL INCOME TRUST:
89.75% of the liquidation preference of $100,000 per share (or $89,750.00 per share) in the case of Series A and $50,000 per share (or $44,875.00 per share) in the case of Series C, in cash, plus any unpaid dividends accrued through August 4, 2017, or such later date to which such Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer to Purchase.

PRICE OFFERED PER SHARE FOR PUTNAM MUNICIPAL OPPORTUNITIES TRUST
89.75% of the liquidation preference of $25,000 per share (or $22,437.50 per share) in cash, plus any unpaid dividends accrued through August 4, 2017, or such later date to which such Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer to Purchase.

SCHEDULED EXPIRATION DATE:	August 4, 2017
PURCHASER:	Each of: Putnam Managed Municipal Income Trust Putnam Municipal Opportunities Trust This is an issuer tender offer.

The following are some of the questions that you, as a holder of Preferred Shares (a “Preferred Shareholder”), may have and answers to those questions.

We urge you to read carefully the remainder of this Offer to Purchase, the related Letter of Transmittal and the other documents to which we have referred (the “Offer Documents”) because the information in this summary term sheet is not complete. Additional important information is contained in the Offer Documents.

WHO IS OFFERING TO BUY MY PREFERRED SHARES?

This is an issuer tender offer. Each Fund is offering to purchase Preferred Shares it previously issued. Each Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended, and organized as a Massachusetts business trust.

HOW MUCH IS EACH FUND OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

Putnam Managed Municipal Income Trust is offering to purchase up to 100% of its outstanding Remarketed Preferred Shares, Series A and C, for cash, at a price per share equal to 89.75% of the liquidation preference of $100,000 per share (or $89,750.00 per share) for Series A, and at a price per share equal to 89.75% of the liquidation preference of $50,000 per share (or $44,875.00 per share) for Series C, plus any unpaid dividends accrued on such Preferred Shares through the Expiration Date (as defined herein), if properly tendered and not withdrawn prior to the date and time such Fund’s Offer expires (or if the such Offer is extended, on the date to which such Offer is extended), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

Putnam Municipal Opportunities Trust is offering to purchase up to 100% of its outstanding Remarketed Preferred Shares, Series B and C, for cash, at a price per share equal to 89.75% of the liquidation preference of $25,000 per share (or $22,437.50 per share), plus any unpaid dividends accrued on such Preferred Shares through the Expiration Date, if properly tendered and not withdrawn prior to the date and time such Fund’s Offer expires (or if such Offer is extended, on the date to which such Offer is extended), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you tender your Preferred Shares in an Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

WHEN WILL EACH TENDER OFFER EXPIRE AND MAY SUCH OFFER BE EXTENDED?

Each Fund’s Offer will expire at the Expiration Time on the Expiration Date. Such offer period may be extended by a Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after such Offer otherwise would have expired.

If you hold your Preferred Shares directly, you have until the expiration of such Offer to decide whether to tender your Preferred Shares in such Offer. If you cannot deliver everything required to make a valid tender to American Stock Transfer & Trust Company, LLC, the depositary and paying agent for such Offer (the “Depositary”) then, prior to the Expiration Date, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of this Offer to Purchase.

If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Preferred Shares in an Offer before the Expiration Date, in order to allow such Nominee Holder time to tender your Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Preferred Shares and provide to such Nominee Holder any other required materials.

IS THERE A LIMIT ON THE NUMBER OF PREFERRED SHARES I MAY TENDER?

No, each Fund is offering to purchase up to 100% of its outstanding Preferred Shares.

DOES EACH FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Assuming each Fund purchases 100% of its outstanding Preferred Shares at 89.75% of the liquidation preference, the total cost, not including fees and expenses incurred in connection with each Offer, will be approximately $110,841,250.00 for Putnam Managed Municipal Income Trust and $160,517,875.00 for Putnam Municipal Opportunities Trust plus for each Fund any unpaid dividends accrued on the Preferred Shares through the Expiration Date. Each Fund intends to use (1) the proceeds from a private placement of securities and/or (2) cash on hand to pay the purchase price for Preferred Shares tendered. See Section 8 of this Offer to Purchase.

HOW DO I TENDER MY PREFERRED SHARES IN AN OFFER?

To tender Preferred Shares in an Offer, you must deliver the Preferred Shares to the Depositary not later than the time such Offer expires. If your Preferred Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Preferred Shares through The Depository Trust Company. See Section 3 of this Offer, which describes procedures for tendering your Preferred Shares.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED PREFERRED SHARES?

If accepted for payment, such Fund will pay for all validly tendered and not withdrawn Preferred Shares promptly after the Expiration Date for its Offer. Each Fund will pay for your validly tendered and not withdrawn Preferred Shares in United States dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Preferred Shares will be made only after timely receipt by the Depositary of the Preferred Shares, confirmation of a book-entry transfer of such Preferred Shares, and any other required documents as described in Section 3 of this Offer to Purchase.

HOW DO I WITHDRAW TENDERED PREFERRED SHARES IN AN OFFER?

You can withdraw tendered Preferred Shares at any time until an Offer has expired and, if a Fund has not agreed to accept your Preferred Shares for payment after the expiration of 40 business days from the commencement of an offer, you can withdraw them at any time after that until the Fund accepts Preferred Shares for payment. See Section 4 of this Offer to Purchase.

To withdraw Preferred Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Information Agent), with the required information to the Depositary, while you have the right to withdraw the Preferred Shares. If your Preferred Shares are registered in the name of your broker or other nominee holder, contact that Nominee Holder to withdraw your tendered Preferred Shares. You may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.

Withdrawals of tenders of Preferred Shares may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Preferred Shares may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time before the Expiration Date. See Section 4 of this Offer to Purchase.

WHAT ARE THE TAX CONSEQUENCES OF TENDERING PREFERRED SHARES?

Generally, the receipt of cash for Preferred Shares pursuant to each Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Preferred Shares for cash generally will be treated either as (1) a sale of exchange of the Preferred Shares, or (2) a distribution with respect to the Preferred Shares that is potentially taxable as a dividend. See Section 6 of this Offer to Purchase.

WHAT IS THE PURPOSE OF EACH OFFER?

Since the first quarter of 2008, the periodic auctions for auction rate securities like the Preferred Shares have not attracted sufficient clearing bids for there to be a successful auction. The Funds believe that such auctions are unlikely to be successful in the future. The Funds also believe that no well-established secondary market exists outside the auctions for auction rate securities. Putnam and each Fund’s Board views this Offer as an opportunity for holders of Preferred Shares to obtain liquidity. See Section 9 of this Offer to Purchase.

Bulldog Investors, LLC (“Bulldog Investors”) and Full Value Partners, L.P. (“Full Value Partners”, and together with Bulldog Investors, the “Bulldog Parties”) are holders of certain of each Fund’s Preferred Shares. The Funds have engaged in discussions with representatives from the Bulldog Parties regarding the Bulldog Parties’ intent to nominate Phillip Goldstein and Andrew Dakos as Trustees of each Fund at the continuation of the applicable Fund’s adjourned annual meeting of shareholders (the “Bulldog Nominations”) and the Bulldog Parties’ shareholder proposal that each Fund afford its Preferred Shareholders a means to obtain liquidity for their shares. In connection with those discussions, and based on Putnam’s analysis of current market conditions, each Fund’s interest rate and market outlook and the costs and terms of leverage alternatives available to each Fund in the marketplace, each Fund’s Board determined that a tender price at 89.75% of the liquidation preference per share of such Fund’s Preferred Shares, plus any unpaid dividends accrued through the Expiration Date less any applicable withholding taxes and without interest represents a fair value to such Fund’s common shareholders and provides a number of benefits to such Fund and its shareholders, including, among other things, an economic benefit to common shareholders and an opportunity to obtain liquidity for Preferred Shareholders.

The Funds and Putnam (the “Fund Parties”) have entered into agreements (the “Agreements”) with the Bulldog Parties pursuant to which the Fund Parties agreed to conduct each Offer in accordance with the terms set forth herein, in consideration of which the Bulldog Parties agreed to tender 100% of their Preferred Shares in each Fund and take or refrain from taking certain other actions relating to the Funds. See Sections 9 and 11 of this Offer to Purchase for additional information. With the Bulldog Parties’ commitment to tender 100% of their Preferred Shares of each Fund, and taking into account that they own approximately 7.4% of the Putnam Managed Municipal Income Trust’s Preferred Shares and 10.26% of Putnam Municipal Opportunities Trust’s Preferred Shares, each Fund is of the view that its Offer will be viable and will provide a benefit to its common shareholders at this minimum level of possible participation, taking into account the costs associated with conducting such Offer and other factors.

Each Fund’s Board met on June 23, 2017 to consider the Fund’s Offer and, based on the information provided to the Board and Putnam’s analysis, approved the Fund’s Offer.

Please bear in mind that neither the Funds, nor the Boards, nor Putnam has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

ARE THERE ANY CONDITIONS TO EACH OFFER?

Each Fund’s Offer is conditioned upon (1) a third party committing to provide such Fund with financing in such form and content approved by such Fund’s Board, (2) in the case of Putnam Managed Municipal Income Trust’s Offer, if required by the Fund’s Bylaws, the holders of at least a majority of the Fund’s outstanding Preferred Shares affirmatively voting for, or consenting to, the Fund’s authorization, creation, or issuance of securities ranking prior to or on parity with the Preferred Shares with respect to the payment of dividends or the distribution of the Fund’s assets upon liquidation, and (3) certain other conditions as outlined in this Offer to Purchase and in the related Letter of Transmittal. Each Offer is also subject to certain other conditions as described in Section 13 of this Offer to Purchase.

IF I DECIDE NOT TO TENDER MY PREFERRED SHARES IN AN OFFER, HOW WILL SUCH OFFER AFFECT MY PREFERRED SHARES?

If you decide not to tender your Preferred Shares, you will still own the same number of Preferred Shares, and the terms of the Preferred Shares will remain the same. The Preferred Shares are not listed on any securities exchange and there is no well-established trading market for the Preferred Shares. Since the first quarter of 2008, the weekly auctions for the Preferred Shares have not attracted sufficient clearing bids for there to be a successful auction. As a result, holders desiring to sell their Preferred Shares have been, and in the future may be, unable to do so and, even if they can sell their Preferred Shares, may be forced to sell at a substantial discount to the liquidation preference per share of Preferred Shares outside of the auction process. If you do not tender your Preferred Shares, neither Fund can assure you that you will be able to sell your Preferred Shares in the future. You may be forced to hold the Preferred Shares indefinitely or you may have to sell your Preferred Shares at a significant discount to their liquidation preference per share. See Section 8 of this Offer to Purchase.

HOW WILL I BE NOTIFIED IF AN OFFER IS EXTENDED?

If a Fund decides to extend its Offer, the Fund will inform the Depositary and the Information Agent of that fact and will make an announcement of the extension not later than 9:00 a.m. on the next business day after the day on which the applicable Offer was scheduled to expire. See Section 2 of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT AN OFFER?

If you own Preferred Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also contact AST Fund Solutions, LLC, the Information Agent, toll free at (888) 540-8736, Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

Dear Preferred Shareholder:

INTRODUCTION

Putnam Managed Municipal Income Trust (“PMM”) and Putnam Municipal Opportunities Trust (“PMO” and, together with PMM, the “Funds”), each a closed-end investment company registered under the Investment Company Act of 1940, as amended, and organized as a Massachusetts business trust, each hereby offers to purchase for cash up to 100% of each series of preferred shares of beneficial interest set forth in the table below (with respect to each Fund, the “Preferred Shares”), at a price per share equal to 89.75% of the liquidation preference per share of each series, plus any unpaid dividends accrued through one minute after 11:59 p.m. New York City time (the “Expiration Time”), on August 4, 2017, or such later date to which such Offer is extended (the “Expiration Date”), less any applicable withholding taxes and without interest, and subject to the conditions set forth in this offer to purchase (“Offer to Purchase”). Upon the terms and subject to the conditions set forth in this Offer to Purchase and in each Fund’s related letter of transmittal (“Letter of Transmittal”) (which together, with respect to each Fund, constitutes such Fund’s “Offer” and, collectively, the “Offers”):

Fund	Preferred Shares
Putnam Managed Municipal Income Trust	Series A Remarketed Preferred Shares, without par value Series C Remarketed Preferred Shares, without par value
Putnam Municipal Opportunities Trust	Series B Remarketed Preferred Shares, without par value Series C Remarketed Preferred Shares, without par value

The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 89.75% of the liquidation preference of $100,000 per share with respect to PMM’s Series A Remarketed Preferred Shares (or $89,750.00 per share) and the liquidation preference of $50,000 per share with respect to PMM’s Series C Remarketed Preferred Shares (or $44,875.00 per share), or $25,000 per share with respect to PMO’s Series B and C Remarketed Preferred Shares (or $22,437.50 per share), in each case plus any unpaid dividends accrued through the Expiration Date (such price per share for each class of Preferred Shares, the “Per Share Amount”). Each Offer is subject to the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

Each Offer is open to all holders of Preferred Shares (with respect to each Fund, “Preferred Shareholders”) and is conditioned upon a third party committing to provide such Fund with financing in such form and content approved by such Fund’s Board, and in the case of PMM’s Offer, if required by the Fund’s Bylaws, the holders of at least a majority of the Fund’s outstanding Preferred Shares affirmatively voting for, or consenting to, the Fund’s authorization, creation, or issuance of securities ranking prior to or on parity with the Preferred Shares with respect to the payment of dividends or the distribution of the Fund’s assets upon liquidation. Each Offer is also subject to other conditions as outlined in this Offer to Purchase and in the related Letter of Transmittal. See Section 13 “Conditions to each Offer.”

None of the Funds, their respective Boards of Trustees (each a “Board”), or Putnam Investment Management, LLC, the investment adviser for each of the Funds (“Putnam”) makes any recommendation as to whether you should tender or not tender Preferred Shares in either Offer. No person has been authorized to give any information or to make any representations in connection with either Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal, and if given or made, such information or representations should not be relied upon as having been authorized by the Funds, their Boards of Trustees or Putnam. The Funds have been advised that no Trustee or executive officer of either Fund intends to tender any Preferred Shares pursuant to either Offer.

You will not be obligated to pay brokerage fees, commissions or, except as set forth in “Terms of the Offers; Expiration Date,” stock transfer taxes on the sale of Preferred Shares pursuant to an Offer. However, if you own Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. Each Fund will pay all charges and expenses to American Stock Transfer & Trust Company, LLC, depositary and paying agent (the “Depositary”) and AST Fund Solutions, LLC, the information agent (the “Information Agent”), incurred in connection with such Fund’s Offer. See Section 14 “Fees and Expenses.” The receipt of cash for Preferred Shares pursuant to each Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Preferred Shares for cash generally will be treated either as (1) a sale of exchange of the Preferred Shares, or (2) a distribution with respect to the Preferred Shares that is potentially taxable as a dividend. You will be responsible for any tax liabilities you incur as a result of participating in an Offer. In addition, if you fail to complete, sign and return to the applicable withholding agent a Form W-9 (or a substitute form) (or in the case of certain non-U.S. Preferred Shareholders, an appropriate IRS Form W-8 or substitute form), you may be subject to backup withholding on the gross proceeds payable to you pursuant to an Offer, and certain non-U.S. Preferred Shareholders may be subject to U.S. federal income tax withholding on gross proceeds payable to them pursuant to an Offer. See Section 6 “Certain Material U.S. Federal Income Tax Consequences.”

Any Preferred Shares acquired by a Fund pursuant to an Offer will be retired automatically and will have the status of unissued shares.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO AN OFFER.

If you do not wish to tender your Preferred Shares, you need not take any action.

THE OFFERS

1. TERMS OF THE OFFERS; EXPIRATION DATE

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, each Fund will accept for payment and pay cash for up to 100% of its outstanding Preferred Shares validly tendered prior to the Expiration Date, and not withdrawn as permitted by Section 4. Each Fund reserves the right to extend its Offer to a later Expiration Date. An offer period may be extended by a Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after such Offer otherwise would have expired.

If a Fund makes a material change in the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, such Fund will extend its Offer to the extent required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to such Offer, subject to the right of any such tendering shareholder to withdraw his, her or its shares.

The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 89.75% of the liquidation preference of $100,000 per share with respect to PMM’s Series A Remarketed Preferred Shares (or $89,750.00 per share) and the liquidation preference of $50,000 per share with respect to PMM’s Series C Remarketed Preferred Shares (or $44,875.00 per share), or $25,000 per share with respect to PMO’s Series B and C Remarketed Preferred Shares (or $22,437.50 per share), in each case plus any unpaid dividends accrued through the Expiration Date (as defined herein). See Section 7 below. Under no circumstances will interest be paid on the offer price for tendered Preferred Shares, regardless of any extension of or amendment to an Offer or any delay in paying for such Preferred Shares.

When considering whether to tender Preferred Shares, Preferred Shareholders should be aware that the payment received pursuant to each Offer will be less than the amount that Preferred Shareholders would be entitled to receive upon any redemption of such Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.

Each Fund’s Offer is being made to all of such Fund’s Preferred Shareholders. Each Offer is conditioned upon a third party committing to provide such Fund with financing in such form and content approved by such Fund’s Board, and in the case of PMM’s Offer, if required by the Fund’s Bylaws, the holders of at least a majority of the Fund’s outstanding Preferred Shares affirmatively voting for, or consenting to, the Fund’s authorization, creation, or issuance of securities ranking prior to or on parity with the Preferred Shares with respect to the payment of dividends or the distribution of the Fund’s assets upon liquidation. Each Offer is also subject to certain other conditions as described in Section 13.

Subject to the terms and conditions of its Offer, such Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of its Offer. The amount of any stock or share transfer taxes imposed in respect of Preferred Shares tendered in connection with each Offer, including, without limitation, such taxes imposed for a reason other than the sale or transfer of Preferred Shares to the Fund pursuant to its Offer, whether such taxes are imposed on the registered holder(s), any other person to whom shares are to be returned or the purchase price is to be paid, or otherwise, including any such taxes due in respect of (a) shares tendered but not purchased, including such shares that are to be returned in the name of a person other than the registered holder(s), or (b) shares the purchase price for which is paid to a person other than the registered holder(s), will be for the Preferred Shareholder’s account and will not be borne by the Fund. Preferred Shareholders should consult their own tax advisors concerning the tax consequences of participating in an Offer in light of their particular situations.

As of the date of this Offer to Purchase, there were 245 PMM Series A Remarketed Preferred Shares outstanding, 1,980 PMM Series C Remarketed Preferred Shares outstanding, 3,417 PMO Series B Remarketed Preferred Shares outstanding and 3,737 PMO Series C Remarketed Preferred Shares outstanding. As of the date of this Offer to Purchase, the Trustees and executive officers of each Fund did not beneficially own any Preferred Shares.

2. EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT

Each Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which its Offer is pending by making a public announcement thereof. During any such extension, all Preferred Shares previously tendered and not purchased or withdrawn will remain subject to the applicable Offer. Each Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate its Offer and not to purchase or pay for any Preferred Shares or, subject to applicable law, postpone payment for Preferred Shares upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase; and (b) amend its Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date.

If a Fund materially changes the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, that Fund will extend its Offer to the extent required by rules promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) a Fund increases or decreases the price to be paid for Preferred Shares, or the Fund decreases the number of Preferred Shares being sought and (ii) its Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, its Offer will be extended at least until the expiration of ten business days from the time of the change.

3. PROCEDURES FOR TENDERING PREFERRED SHARES

To tender Preferred Shares pursuant to an Offer, either (i) you must comply with The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of such Preferred Shares pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Expiration Date, or (ii) you must comply with the guaranteed delivery procedures described below.

Preferred Shareholders with Preferred Shares that are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Shares. Such Preferred Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Shares, and deliver any required materials, before the Expiration Time on the Expiration Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender your Preferred Shares.

Participants in the ATOP program must electronically transmit their acceptance of the exchange by causing The Depository Trust Company to transfer the Preferred Shares to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Preferred Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of each Offer promptly after the date of such Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Preferred Shares may be effected through book-entry transfer, an Agent’s Message (as defined below) and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the Preferred Shares that are the subject of such book-entry confirmation, (2) the participant has received, and agrees to be bound by, the terms of such Offer and (3) a Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in such Offer are true and correct.

Guaranteed Delivery. If you wish to tender Preferred Shares pursuant to an Offer and cannot deliver such Preferred Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Preferred Shares if all of the following conditions are met:

(i) for Preferred Shares held in street name, such tender is made by or through an eligible institution (a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing, an “Eligible Institution”);

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal and, for Preferred Shares held in street name, confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three New York Stock Exchange (the “NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Preferred Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

U.S. Federal Tax Withholding. Under U.S. federal income tax law, the gross proceeds otherwise payable to an individual or certain non-corporate Preferred Shareholders pursuant to an Offer may be subject to a backup withholding tax unless the Preferred Shareholder provides the information described in Section 6 below. In addition, under certain circumstances, a withholding rate of 30% (or a lower applicable treaty rate) may be applied to the gross payments payable to a Non-U.S. Preferred Shareholder, as described in Section 6 below.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Each Fund will determine, in its sole discretion, all questions as to the number of Preferred Shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Preferred Shares. Each Fund’s determination will be final and binding on all parties. Each Fund reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which it determines may be unlawful. Each Fund also reserves the absolute right to waive any of the conditions of its Offer and any defect or irregularity in the tender of any particular Preferred Shares or any particular Preferred Shareholder. No tender of Preferred Shares of a Fund will be deemed to be properly made until all defects or irregularities have been cured by the tendering Preferred Shareholder or waived by the Fund. None of the Funds, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. A Fund’s interpretation of the terms of and conditions to its Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering Preferred Shares to a Fund, you agree to accept all decisions that such Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Preferred Shares of a Fund under any of the procedures described above will constitute your acceptance of the terms and conditions of the Fund’s Offer, as well as your representation and warranty to such Fund that you have the full power and authority to tender, sell, assign and transfer the Preferred Shares tendered, as specified in the related Letter of Transmittal or otherwise.

Each Fund’s acceptance for payment of Preferred Shares tendered under the Fund’s Offer will constitute a binding agreement between you and that Fund with respect to such Preferred Shares, upon the terms and conditions of its Offer described in this and related documents.

By making the book-entry transfer of Preferred Shares as described above, subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of a Fund’s Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of such Offer, the tendering Preferred Shareholder shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all of the Preferred Shares that are being tendered and that are being accepted for purchase pursuant to such Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Preferred Shareholder, of the purchase price; (b) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of such Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Preferred Shareholder with respect to such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Preferred Shareholder (and, if given, will not be effective).

By making the book-entry transfer of Preferred Shares as described above, and in accordance with the terms and conditions of a Fund’s Offer, the tendering Preferred Shareholder also shall be deemed to represent and warrant that: (a) the tendering Preferred Shareholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Preferred Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Preferred Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); and (d) the tendering Preferred Shareholder has read the Offer Documents and agreed to all of the terms of such Offer.

4. WITHDRAWAL RIGHTS

Preferred Shares tendered pursuant to a Fund’s Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and unless already accepted for payment pursuant to such Offer, at any time after the expiration of 40 days from the commencement of such offer. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares. After the Expiration Date, Preferred Shares may not be withdrawn except as otherwise provided in this section.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of a Fund’s Offer and must specify the name of the person having tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of the Preferred Shares to be withdrawn, if different from the name of the person who tendered the Preferred Shares. If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares. In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares. Withdrawals may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Preferred Shares may be retendered by again following one of the procedures described above in Section 3 at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by a Fund in its sole discretion, which determination will be final and binding. None of the Funds, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Preferred Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of its Offer, such Fund will accept for payment, and will pay cash for, Preferred Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4 above, promptly after the Expiration Date of such Fund’s Offer. Each Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Preferred Shares, in order to comply, in whole or in part with any applicable law.

For purposes of its Offer, such Fund will be deemed to have accepted for payment Preferred Shares validly tendered and not withdrawn as, if and when it gives or causes to be given oral or written notice to the Depositary of its acceptance for payment such Preferred Shares pursuant to such Offer. Payment for Preferred Shares accepted for payment pursuant to a Fund’s Offer will be made by deposit of the aggregate purchase price therefore with the Depositary, which will act as agent for the tendering Preferred Shareholders for the purpose of receiving payments from the Fund and transmitting such payments to the tendering Preferred Shareholders. In all cases, payment for Preferred Shares accepted for payment pursuant to an Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed Agent’s Message and any other required documents. Accordingly, payment may be made to tendering Preferred Shareholders at different times if delivery of the Preferred Shares and other required documents occurs at different times. For a description of the procedure for tendering Preferred Shares pursuant to an Offer, see Section 3 above. Under no circumstances will interest on the purchase price for Preferred Shares be paid, regardless of any delay in making such payment. Although neither Fund has any current intention to do so, if a Fund increases the consideration to be paid for Preferred Shares pursuant to its Offer, such Fund will pay such increased consideration for all Preferred Shares purchased pursuant to its Offer.

If any tendered Preferred Shares are not accepted for payment pursuant to the terms and conditions of a Fund’s Offer for any reason, or are not accepted because of an invalid tender, such unpurchased or untendered Preferred Shares will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you, or to other persons at your discretion, as promptly as practicable following the expiration or termination of that Offer.

The purchase price of the Preferred Shares will equal to 89.75% of the liquidation preference of $100,000 per share with respect to PMM’s Series A Remarketed Preferred Shares (or $89,750.00 per share) and the liquidation preference of $50,000 per share with respect to PMM’s Series C Remarketed Preferred Shares (or $44,875.00 per share), or $25,000 per share with respect to PMO’s Series B and C Remarketed Preferred Shares (or $22,437.50 per share), in each case plus any unpaid dividends accrued through the Expiration Date. If you own Preferred Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of certain U.S. federal income tax consequences of the sale of Preferred Shares pursuant to an Offer by a Fund is for general information purposes only. Unless otherwise noted, this discussion deals only with shares held as capital assets and does not deal with special situations or particular types of Preferred Shareholders subject to special treatment under U.S. federal income tax laws (including financial institutions or dealers in securities or commodities, regulated investment companies, traders in securities that elect to mark their holdings to market, insurance companies, Preferred Shareholders subject to the federal alternative minimum tax, or Preferred Shareholders whose functional currency is not the U.S. dollar). This discussion is not tax advice and does not address all aspects of taxation (including other federal (non-income) taxes; state, local, or foreign taxes; estate taxes; or the Medicare tax on unearned income) that may be relevant to particular Preferred Shareholders in light of their own investment or tax circumstances. Furthermore, this discussion assumes that no Preferred Shareholder actually or, pursuant to certain constructive ownership rules in Section 318 of the Internal Revenue Code of 1986, as amended (the “Code”), constructively holds common shares or other shares of beneficial interest in the relevant Fund. A Preferred Shareholder who actually or constructively holds common shares or other shares of beneficial interest in the relevant Fund may have different tax considerations and consequences from those described below and should consult its tax advisor about the special tax considerations and consequences that may apply or arise.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

Preferred Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in an Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

A “U.S. Preferred Shareholder” means a Preferred Shareholder that is (i) a citizen or resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), partnership or other entity created or organized in or under the laws of the U.S., any State or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Preferred Shareholder” is a Preferred Shareholder that is not a U.S. Preferred Shareholder.

A sale of Preferred Shares of a Fund for cash in the Offer generally will be a taxable transaction for U.S. federal income tax purposes. Depending on a Preferred Shareholder’s particular circumstances, the sale of Preferred Shares pursuant to an Offer generally will be treated either (i) as a “sale or exchange” producing gain or loss or (ii) as the receipt of a distribution from the Fund that is potentially taxable to the Preferred Shareholder as a dividend. For the avoidance of doubt, any taxes imposed on or in respect of a Preferred Shareholder in connection with its sale of Preferred Shares pursuant to a Fund’s Offer, including any applicable share transfer taxes, as discussed in Section 1 above, and any applicable withholding taxes, as discussed below, will be for the Preferred Shareholder’s account and will not be borne by the Fund.

Under Section 302(b) of the Code, a sale of Preferred Shares of a Fund pursuant to an Offer generally will be treated as a sale or exchange of those Preferred Shares if the receipt of cash by the shareholder: (a) results in a complete termination of the Preferred Shareholder’s interest in the Fund, (b) results in a “substantially disproportionate” redemption with respect to the Preferred Shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the Preferred Shareholder. Generally, for this purpose a “substantially disproportionate” redemption is one that reduces the Preferred Shareholder’s percentage voting interest in the Fund by more than 20% and after which the Preferred Shareholder owns a less-than-50% voting interest in the Fund. Also, generally, for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a Preferred Shareholder’s percentage interest in the Fund. Whether a reduction is “meaningful” depends on a Preferred Shareholder’s particular facts and circumstances; in general, the smaller a Preferred Shareholder’s percentage interest in the Fund, the more likely that any such reduction therein will be treated as “meaningful.”

In determining whether any of these tests has been met, Preferred Shares of a Fund actually owned, as well as Preferred Shares of the Fund considered to be owned by the Preferred Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Further, contemporaneous dispositions or acquisitions of the Fund’s stock by a Preferred Shareholder or a related party may be deemed to be part of a single integrated transaction for purposes of determining whether any of the three tests have been satisfied. Preferred Shareholders participating in an Offer should consult with their tax advisers regarding the applicability of one or more of these tests to their particular situations.

If any of these three tests for sale or exchange treatment under Section 302(b) is met, a Preferred Shareholder will recognize gain or loss equal to the difference between (i) the price paid by a Fund for the Preferred Shares purchased in its Offer, minus any amounts treated as a dividend, as explained below, and (ii) the Preferred Shareholder’s adjusted basis in such Preferred Shares. If the Preferred Shareholder holds such Preferred Shares as a capital asset, the gain or loss will be capital gain or loss, which generally will be long-term capital gain if the Preferred Shareholder has owned such Preferred Shares (or is deemed to have owned such Preferred Shares) for more than one year, and otherwise as short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

To the extent that a Preferred Shareholder receives, as part of its gross proceeds on the tender of its Preferred Shares, accumulated and unpaid dividends, the portion of the gross proceeds representing such dividend amounts generally will be treated as ordinary income dividends, exempt–interest dividends, or capital gain dividends in the hands of the Preferred Shareholder, as reported by the Fund, to the extent such dividends have been previously declared by the Fund. The tax treatment of each such type of dividend for Preferred Shareholders is explained in the next paragraph.

If, in the case of a Preferred Shareholder’s tender of Preferred Shares pursuant to a Fund’s Offer, the requirements of Section 302(b) of the Code for sale or exchange treatment are not met, amounts received by a Preferred Shareholder in exchange for its Preferred Shares pursuant to the Offer will be taxable to the Preferred Shareholder as a dividend to the extent of such Preferred Shareholder’s allocable share of the Fund’s current and/or accumulated earnings and profits. In this case, a Preferred Shareholder will not be permitted to recognize any loss in connection with its sale of its Preferred Shares pursuant to the Offer. Any such dividend will constitute an ordinary income dividend, exempt–interest dividend or capital gain dividend. An ordinary income dividend is generally taxable at ordinary income tax rates, and a dividend properly reported as a capital gain dividend is generally taxable at long-term capital gain rates. No portion of any amount a Preferred Shareholder receives from a Fund in connection with its Offer that is treated as an ordinary income dividend is expected to qualify for the corporate dividends-received deduction (for corporate Preferred Shareholders) or as “qualified dividend income” (for certain non-corporate Preferred Shareholders). To the extent that amounts received in connection with a Fund’s Offer exceed a Preferred Shareholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, those excess amounts will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Preferred Shareholder’s Preferred Shares, and any amounts in excess of the Preferred Shareholder’s adjusted basis in its Preferred Shares will constitute taxable gain. Any remaining adjusted basis in the Preferred Shares tendered to a Fund (after reduction by the non-taxable return of capital amount) will be transferred to any remaining Preferred Shares of such Fund held by such Preferred Shareholder following the Fund’s Offer. In addition, in the case of a corporate Preferred Shareholder, if the requirements of Section 302(b) of the Code are not met and the Preferred Shareholder is treated as receiving a dividend from the Fund, in certain cases the dividend could constitute an “extraordinary dividend” under Section 1059 of the Code, potentially resulting in special basis adjustments for any remaining Preferred Shares of such Fund held by such Preferred Shareholder following the Fund’s Offer and the recognition of gain. Corporate Preferred Shareholders should consult their tax advisers for the possible applicability of this special rule to them.

In the event that a tendering Preferred Shareholder is deemed to receive a dividend as a result of tendering its Preferred Shares of a Fund, it is possible that shareholders of the Fund whose percentage ownership of the Fund increases as a result of the tender will be deemed to receive a constructive distribution from the Fund, whether or not such shareholders tender Preferred Shares in connection with the Fund’s Offer. Such constructive distribution will be treated as a dividend to the extent of a Fund’s current or accumulated earnings and profits.

Backup Federal Income Tax Withholding. Backup withholding tax may be imposed on the gross proceeds paid to a tendering U.S. Preferred Shareholder unless the U.S. Preferred Shareholder provides to the applicable withholding agent, generally on an IRS Form W-9 or substitute form its taxpayer identification number (employer identification number or social security number), certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. In order for a Non-U.S. Preferred Shareholder to qualify as an exempt recipient not subject to backup withholding, such Non-U.S. Preferred Shareholder must certify as to their non-U.S. status to the applicable withholding agent, generally on an IRS Form W-8 or substitute form. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service. Tendering Preferred Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder about the requirements.

Withholding for Non-U.S. Preferred Shareholders. In certain circumstances, a U.S. federal income tax equal to 30% (or a lower applicable treaty rate) may be withheld from the gross payments payable to a Non-U.S. Preferred Shareholder or his or her agent. In order to obtain a reduced rate of withholding pursuant to a tax treaty, in general, a Non-U.S. Preferred Shareholder generally must deliver to the applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN, IRS Form

W-8BEN-E or substitute form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offers are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Preferred Shareholder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI or substitute form. If this withholding tax is applied, but no or a lower amount of income tax is due (e.g., because the gross proceeds constitute “sale or exchange” proceeds under Section 302(b), as described above) a Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Preferred Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder, regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

FATCA Withholding. Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require a Fund to obtain information sufficient to identify the status of each of its shareholders under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government. If a Preferred Shareholder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, a Fund may be required to withhold under FATCA with respect to that Preferred Shareholder (i) at a rate of 30% on ordinary dividends it pays, and (ii) on or after January 1, 2019, 30% of certain capital gain dividends it pays, and on the gross proceeds of share redemptions or exchanges. If a payment by a Fund is subject to FATCA withholding, the Fund is required to withhold without reference to any other withholding exemption.

As a Fund cannot determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, any payment to a tendering stockholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) will generally be subject to a 30% withholding tax unless (a) in the case of an FFI, the FFI reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) in the case of an NFFE, the NFFE (i) reports information relating to its “substantial U.S. owners” (within the meaning of FATCA), if any, or (ii) certifies that it has no “substantial U.S. owners.”

Certain Non-U.S. Preferred Shareholders may fall into certain exempt, excepted or deemed-compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. In order to qualify for any such exception, a Non-U.S. Preferred Shareholders generally must provide a Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the Preferred Shareholder’s status under FATCA.

Preferred Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedure, if any.

7. PRICE RANGE OF PREFERRED SHARES; DIVIDENDS

The Preferred Shares are not listed and do not trade on any securities exchange. Although the Preferred Shares may be purchased and sold through privately-negotiated transactions, no well-established secondary market for the Preferred Shares exists today and no public trading market for the Preferred Shares has been established outside the auction process. Accordingly, no reliable price history is available. The terms of each Offer provide that Preferred Shareholders tendering Preferred Shares are entitled to receive all dividends accrued on the Preferred Shares on or before the Expiration Date, but not yet paid.

8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF EACH OFFER

If 100% of the outstanding Preferred Shares are purchased pursuant to each Offer, the estimated cost to each Fund, not including fees and expenses incurred in connection with each Offer, will be approximately $110,841,250.00 for PMM and $160,517,875.00 for PMO, plus, for such Fund, any unpaid dividends accrued on the Preferred Shares through the Expiration Date.

Each Fund intends to pay the purchase price for Preferred Shares accepted for payment using (1) the proceeds from a private placement of securities and/or (2) cash on hand.

Purchase Price in each Offer is Less than Liquidation Preference. The Per Share Amount reflects a 10.25% discount to the liquidation preference per share of the Preferred Shares. As a result, Preferred Shareholders who tender their Preferred Shares for purchase by a Fund pursuant to its Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to the extent assets are available in such liquidation). In addition, in the event a Fund were to effect a redemption of Preferred Shares pursuant to their terms, the Fund would be required to pay a redemption price equal to 100% of the liquidation preference per share of the Preferred Shares to be redeemed (plus accrued dividends). Each Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after its Offer, including a redemption of such Preferred Shares.

Effect on Net Asset Value of Common Shares. Preferred Shareholders should note that each Offer is expected to result in accretion to the net asset value of the common shares of beneficial interest of each Fund (“Common Shares”) following its Offer, due to the fact that the tender price would represent a 10.25% discount to the liquidation preference of the Preferred Shares. The Preferred Shares liquidation preference is the amount a Preferred Shareholder would be entitled to receive with respect to each Preferred Share held by such Preferred Shareholder in the event of a liquidation of the Fund (to the extent assets are available). In addition, the price to be paid in each Offer represents a discount to the amount payable upon a redemption of the Preferred Shares pursuant to their terms.

A Fund is required by law to pay for tendered Preferred Shares it accepts for payment promptly after the Expiration Date of its Offer. Because each Fund will not know the number of Preferred Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Preferred Shares. If on or prior to the Expiration Date a Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Preferred Shares tendered, it may extend its Offer to allow additional time to raise sufficient cash through a financing.

Lack of Market for Preferred Shares. The actual number of Preferred Shares outstanding subsequent to completion of an Offer will depend on the number of Preferred Shares tendered and purchased in such Offer. Any Preferred Shares not tendered pursuant to an Offer will remain issued and outstanding until repurchased or redeemed by a Fund. As described above, there have not been sufficient clearing bids in the recent auctions to effect transfers of the Preferred Shares and there can be no assurance that there will be future liquidity for the Preferred Shares. In making any decision as to whether to effect a redemption of any Preferred Shares remaining outstanding following the consummation of its Offer, each Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the distribution rate on the Preferred Shares and such other factors as the Fund deems relevant.

Preferred Shares each Fund acquires pursuant to its Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the shareholders of the Fund (except as required by applicable law or the rules of the NYSE or any other securities exchanges on which the Common Shares may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Tax Consequences of Purchase to Preferred Shareholders. Each Fund’s purchase of tendered Preferred Shares pursuant to its Offer will have tax consequences for tendering Preferred Shareholders and may have tax consequences for non-tendering Preferred Shareholders. See Section 6 above.

9. PURPOSE OF THE OFFERS

Putnam and each Fund’s Board views this Offer as an opportunity for holders of Preferred Shares to obtain liquidity.

Each Fund issued the Preferred Shares for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of such Fund’s investment objectives. Through the use of leverage, each Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the common shareholders by earning a rate of portfolio return (which includes the return related to investment made with the proceeds from leverage) that exceeds the leverage cost, typically over the long term.

Under market conditions as they existed before the first quarter of 2008, distribution rates on the Preferred Shares for each rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Shares, and holders of Preferred Shares, who sought to sell their Preferred Shares. The terms of the Preferred Shares generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the distribution payment rate over the next distribution period is set at the “Maximum Rate” and holders will continue to hold their Preferred Shares. As a result, in a failed auction, holders of Preferred Shares who desire to sell their Preferred Shares are unable to do so. A failed auction is not a default under the terms of the Preferred Shares. In the case of a failed auction, a Fund continues to pay distributions, but at the specified Maximum Rate rather than at a market clearing rate.

Consistent with patterns in the broader market for auction rate securities, beginning in the first quarter of 2008, each auction of the Preferred Shares has not attracted sufficient clearing bids for there to be a successful auction. As a result, the Maximum Rate has been triggered and holders attempting to sell their Preferred Shares through such auctions have been unsuccessful.

The periodic auctions for auction rate securities like the Preferred Shares are not occurring, and each Fund believes that such auctions are unlikely to resume in the near future, if at all. Each Fund also believes that no well-established secondary market for auction rate securities exists today.

The Bulldog Parties are substantial beneficial holders of the Preferred Shares. The Funds have engaged in ongoing discussions with representatives from the Bulldog Parties regarding leverage alternatives for the Preferred Shares, including the possibility that the Funds could conduct a tender offer for some or all of the outstanding Preferred Shares at a price below their full liquidation preference. As part of the ongoing discussions between the Funds and the Bulldog Parties, and based on the Funds’ analysis of current market conditions, the Funds’ interest rate and market outlook and the costs and terms of leverage alternatives available to the Funds in the marketplace, the Funds determined that a tender price at 89.75% of the liquidation preference of the Funds’ Preferred Shares, plus any unpaid dividends accrued through the Expiration Date less any applicable withholding taxes and without interest, represents a fair value to the Funds’ common shareholders and provides a number of benefits to the Funds and their shareholders, including, among other things, an economic benefit to common shareholders and liquidity to Preferred Shareholders.

The Fund Parties have entered the Agreements with the Bulldog Parties, pursuant to which the Fund Parties agreed to conduct the Offers in accordance with the terms set forth herein, in consideration of which the Bulldog Parties agreed to tender 100% of their Preferred Shares and take or refrain from taking certain other actions relating to their holdings of Preferred Shares. See Section 11 of this Offer to Purchase for additional information. With the Bulldog Parties’ commitment to tender 100% of their Preferred Shares, and taking into account that they own approximately 7.4% of the PMM’s Preferred Shares and 10.26% of PMO’s Preferred Shares, each Fund is of the view that its Offer will be viable and will provide a benefit to its common shareholders at this minimum level of possible participation, taking into account the costs associated with conducting such Offer and other factors.

Following Putnam’s recommendation regarding the tender price, as discussed above, the Boards of PMM and PMO each met on June 23, 2017 to consider each Fund’s respective Offer and, based on the information provided to the Boards and Putnam’s analysis, each Board approved their respective Offer.

Please bear in mind that neither the Funds, nor the Boards, nor Putnam has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

10. INFORMATION CONCERNING THE FUNDS

Each Fund is a closed-end management investment company organized as a Massachusetts business trust, whose principal executive offices are located at One Post Office Square, Boston, MA, 02109, telephone: (617) 292-1000.

Available Information about the Funds. Each Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended, and in accordance therewith files annual reports, proxy statement and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. Each Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. Each Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC and definitive proxy statements on Schedule 14A relating to the proposed Bylaw amendments. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Agreements Involving the Funds. Putnam provides management and investment advisory services to each Fund pursuant to a management contract.

Each Fund also is a party to certain other service agreements. Putnam Investor Services, Inc. provides investor servicing agent functions to each Fund pursuant to an investor servicing contract. State Street Bank and Trust Company serves as the custodian for each Fund. Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as each Fund’s remarketing agent with respect to the Preferred Shares, and Deutsche Bank serves as paying agent to act for each Fund, among other things, as transfer agent, registrar, dividend and redemption price disbursing agent, settlement agent and agent for certain notifications in connection with the Preferred Shares. In connection with each Offer, American Stock Transfer & Trust Company, LLC serves as Depositary and AST Fund Solutions, LLC serves as Information Agent.

11. INTEREST OF THE TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS

The business address of the Trustees and executive officers of each Fund is One Post Office Square, Boston, MA, 02109. As of the date of this Offer to Purchase, the Trustees and executive officers of each Fund did not beneficially own any Preferred Shares.

Based on each Fund’s records and upon information provided to the Fund by its Trustees and executive officers, none of the Funds, nor, to the best of each Fund’s knowledge, none of the Trustees or executive officers of either Fund, has effected any transactions in the Preferred Shares, during the sixty day period prior to the date hereof.

To the best of each Fund’s knowledge, none of each Fund’s executive officers, Trustees, or affiliates currently intends to tender Preferred Shares, if any, held of record or beneficially by such person for purchase pursuant to each Offer.

Except as set forth in this Offer to Purchase, to the best of each Fund’s knowledge, each Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Trustees, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

On May 24, 2017, each of the Fund Parties entered into an Agreement with the Bulldog Parties. Pursuant to the Agreements, each Fund agreed to conduct its Offer, and the Bulldog Parties have agreed to the following with respect to each Fund:

(a)
each Bulldog Party and their affiliates will tender into each Fund’s Offer (and shall not withdraw such tender) 100% of its holdings in Preferred Shares of the Fund, such that no Bulldog Party or affiliate would have any holdings in the Fund’s Preferred Shares following completion of such Offer;

(b)
the Bulldog Parties and their affiliates will (i) effective as of the close of the Offers withdraw all Bulldog Nominations and promptly make any required regulatory filings, including but not limited to amendments to Schedule 13D filing, affirming such withdrawal, (ii) effective as of May 24, 2017, discontinue any proxy solicitation with respect thereto or any other shareholder proposal for consideration at the continuation of the Fund’s 2017 annual meeting of shareholders and (iii) refrain from introducing any proposal or nomination at the continuation of the Fund’s 2017 annual meeting of shareholders or adjournment thereof;

(c)
the Bulldog Parties will vote at the continuation of the Fund’s 2017 annual meeting of shareholders or any adjournment thereof: (i) for the slate of trustees nominated by the Fund’s Board and (ii) against any shareholder proposal not recommended for shareholder approval by the Fund’s Board; and

(d)
the Bulldog Parties and their affiliates will, for the period ending the day after the completion of the Fund’s 2021 annual shareholder meeting, including any adjournments or postponements thereof, (i) refrain from directly or indirectly making or supporting any shareholder proposals concerning the Fund, including, without limitation, any nomination of a candidate for trustee of the Fund’s Board, (ii) vote in accordance with the Board’s and management’s recommendations on any matters affecting the Fund, (iii) refrain from directly or indirectly soliciting or encouraging others to vote against the Board’s and management’s recommendations on any matters affecting the Fund; (iv) refrain from directly or indirectly proposing, or making any filing with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Fund, including, without limitation, a merger, tender or exchange offer, open-ending, share repurchase or liquidation of the Fund’s assets, (v) refrain from granting a proxy with respect to shares of the Fund other than to officers of, or other persons named as proxies by, the Board, (vi) refrain from executing any written consent with respect to Fund shares other than as may be solicited by the Board, (vii) refrain from joining or participating in a group of unaffiliated third parties concerning the Fund, (viii) refrain from seeking the removal of any member of the Board, (ix) refrain from seeking control or influence over the management or policies of the Fund, and (x) refrain from purchasing, or obtaining voting control or seeking to obtain voting control over, any additional securities issued by the Fund.

Additionally, pursuant to each Agreement, subject to and upon the completion of the Offers, the Fund Parties and the Bulldog Parties (i) each agreed to compromise, settle and absolutely, unconditionally, and fully release and forever discharge the other party of and from any and all claims, demands, debts, liens, obligations, fees and expenses, harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to certain discussions among the parties, each Offer or the Bulldog Parties’ acquisition of, transactions in, ownership of or holdings in the Preferred Shares, in each case arising on or before the completion of such Tender Offer, and (ii) each acknowledged and agreed that it will not bring any claim, action, lawsuit, arbitration proceeding or other form of action against the other party, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under the Agreement, and that the Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

Pursuant to the each Agreement, the Fund Parties and the Bulldog Parties each agreed, for a period of four years from and after the date of the Agreement, to refrain from directly or indirectly disparaging, impugning, or taking any action reasonably likely to damage the reputation of the other party or its employees or affiliates or the current and former trustees or officers of the Fund with respect to the subject matter of each Offer negotiation, each Offer or the Bulldog Parties’ holdings of Preferred Shares, including relating to prior discussions, actions and communications regarding the subject matter of Fund proxy contests, governance, management, performance, compliance and related topics.

12. LEGAL MATTERS; REGULATORY APPROVALS

Except as described in this Offer to Purchase, neither Fund is aware of any license or regulatory permit that appears to be material to such Fund’s business that might be adversely affected by its acquisition of Preferred Shares as contemplated by its Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for its acquisition or ownership of Preferred Shares as contemplated by its Offer. Should any such approval or other action be required, each Fund currently contemplates that it will seek approval or such other action. Neither Fund can predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to its Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Each Fund’s obligation to accept for payment and pay for shares under its Offer is subject to various conditions. See Section 13 below.

13. CONDITIONS TO EACH OFFER

Notwithstanding any other provision of each Offer, it is the announced policy of each Board, which may be changed by the Trustees, and a condition to each Offer that a Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s common shares from the NYSE; (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure of the Fund to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of such Offer; (b) challenges the acquisition by the Fund of Preferred Shares pursuant to such Offer or the Board’s fulfillment of its fiduciary obligations in connection with such Offer; (c) seeks to obtain any material amount of damages in connection with such Offer; or (d) otherwise directly or indirectly materially adversely affects such Offer or the Fund; or (3) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (4) a third party has not committed to provide such Fund with financing in such form and content approved by such Fund’s Board or (5) in the case of Putnam Management Municipal Income Trust only, if required by the Fund’s Bylaws, the holders of at least a majority of the Fund’s Preferred Shares (as defined herein) have affirmatively voted for, or consented to, the Fund’s authorization, creation, or issuance of securities ranking prior to or on parity with the Preferred Shares with respect to the payment of dividends or the distribution of the Fund’s assets upon liquidation.

In order to facilitate each Offer, if you own Preferred Shares through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information for its auction department, or whoever at your broker or other Nominee Holder submits auction instructions for the Preferred Shares on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, each Fund, in its sole discretion, may waive this requirement.

Each Fund reserves the right, at any time during the pendency of its Offer, to terminate, extend or amend its Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time, each Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend its Offer period as provided in Section 2.

The foregoing conditions are for the sole benefit of such Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. A Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by a Fund concerning the events described above will be final and binding on all parties.

14. FEES AND EXPENSES

In connection with each Offer, Putnam has retained American Stock Transfer & Trust Company, LLC as the Depositary and AST Fund Solutions, LLC, as the Information Agent. The Information Agent may contact holders of Preferred Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to such Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

Neither Fund will pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Preferred Shares pursuant to its Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the applicable Fund(s) for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Funds, the Information Agent, or the Depositary for purposes of each Offer.

Each Fund will also bear any printing and mailing costs, SEC filing fees and legal fees associated with the Fund’s Offer.

15. MISCELLANEOUS

Neither Offer is being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Shares in any jurisdiction in which the making of such an Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Funds are not aware of any jurisdiction where the making of such an Offer is not in compliance with applicable law. If the Funds become aware of any jurisdiction where the making of such an Offer is not in compliance with any applicable law, the Funds will make a good faith effort to comply with the applicable law.

In accordance with Rule 13e-4 under the Exchange Act, the Funds have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to each Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 10.

The Funds have not authorized any person to make any recommendation on their behalf regarding whether you should tender or refrain from tendering your shares in an Offer. The Funds have not authorized any person to provide any information or make any representation in connection with each Offer, other than those contained in this Offer to Purchase or in the related Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by a Fund, a Fund’s Board, the officers of a Fund, Putnam, the Funds’ transfer agent, the Depositary or the Information Agent.

PUTNAM MANAGED MUNICIPAL INCOME TRUST

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

July 10, 2017

The related Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each fund shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary as follows:

The Depositary for each Tender Offer is:

If delivering by hand, express mail, courier, or other expedited service:	By mail:
American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning an offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for each Tender Offer is:

AST Fund Solutions, LLC

Should you have any questions about this Offer to Purchase, please contact AST Fund Solutions, LLC the Information Agent for each Offer, at toll free (888) 540-8736, Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.